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                               CREDIT AGREEMENT

NBD BANK, N.A., a national banking association (the "Bank") whose address is One Indiana Square, Indianapolis, Indiana, 46266, has approved the credit facilities listed below (collectively the "Credit Facilities," and individually as designated below) to TEKSYN, INC. (the "Borrower"), whose address is 9002 PURDUE ROAD, INDIANAPOLIS, INDIANA 46268, subject to the terms and conditions set forth in this agreement.

1.    CREDIT FACILITIES.

      1.1 FACILITY A. The bank has approved a credit facility to the Borrower in the principal sum not to exceed $250,000.00 in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be in the form of disbursements evidenced by credits to the Borrower's account and shall be repayable as set forth in a Revolving Business Credit Note executed concurrently. The proceeds of Facility A shall be used for working capital purposes. Facility A shall expire on JULY 1, 1996 unless earlier withdrawn.

      1.2 FACILITY B (LINE CONVERTING TO A TERM LOAN). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $112,500.00 in the aggregate at any one time outstanding ("Facility B"). Facility B shall be in the form of advances evidenced by the Borrower's Business Credit Note. The proceeds of Facility B shall be used to finance Borrower's acquisition of equipment. Interest on each loan shall accrue at a rate to be agreed upon by the Bank and the Borrower at the time the loan is made. Notwithstanding the aggregate amount of Facility B stated above, the original principal amount of each advance shall not exceed the 75.0% of the cost of the equipment purchased with Facility B proceeds. Availability of advances under Facility B shall expire on JULY 1, 1996 unless earlier withdrawn, whereupon the outstanding balance of Facility B shall convert to an amortizing three (3) year term loan.

      The notes described above, together with any renewals, replacements, or modifications thereof are referred to hereinafter as the "Notes").

2. CONDITIONS PRECEDENT. Before any extension of credit under this agreement, whether by disbursement of a loan, or otherwise, the following conditions shall have been satisfied:

         A. REPRESENTATIONS. The representation contained in Section 9 shall be true on and as of the date of the extension of credit;

         B. NO EVENT OF DEFAULT. No event of default shall have occurred and be continuing or would result from the extension of credit;

         C. With respect to Facility A, the Bank shall be in receipt of a borrowing base certificate indicating a Borrowing Base (as hereinafter defined) sufficient to support all advances under Facility A, including the requested advance.

         D. With respect to Facility B, the Bank shall have received a copy of the invoice for the equipment being financed with the proceeds of Facility B. The Bank shall have received such other approvals, opinions and documents as it may reasonably request.

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3.       BORROWING BASE/REQUESTS TO BORROW.

         3.1 BORROWING BASE. Notwithstanding any other provision of this agreement, the aggregate principal amount outstanding at any one time under Facility A shall not exceed the lesser of the "Borrowing Base" or $250,000.00. "Borrowing Base" means 80% of the borrower's trade accounts receivable in which the Bank has a perfected, first priority security interest, excluding accounts more than 90 days past due from the date of invoice, accounts subject to offset or defense, government, bonded, affiliate and foreign accounts, accounts from trade debtors of which more than 25% is more than 90 days past due.

         3.2 REQUESTS TO BORROW. The Borrower may authorize certain of its officers and/or other agents to request advances by telephone or other means of communication. Any such authorization shall be on the Bank's form.

4. FEE. Upon execution of this agreement, the Borrower shall pay the Bank a fee in the aggregate amount of Three Thousand and 00/100 Dollars ($3,000.00), all of which the Borrower acknowledges have been earned by the Bank.

5.       SECURITY.

         5.1 Payment of the borrowing under the Credit Facilities shall be secured by a first security interest and/or real estate mortgage, as the case may be, covering the following property and all its additions, substitutions, increments, proceeds and products, whether now owned or later acquired (the
               "Collateral").

               A. ACCOUNTS RECEIVABLE. All of the Borrower's accounts, chattel paper, general intangibles, instruments, and documents (as those terms are defined in the Indiana Uniform Commercial
                   Code), rights to refunds of taxes paid at any time to any governmental entity, and any letters of credit and drafts under them given in support of the foregoing, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

               B. INVENTORY. All of the Borrower's inventory, wherever located.

               C. EQUIPMENT. All of the borrower's equipment, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

         5.2 No forbearance nor extension of time granted any subsequent owner of the Collateral shall release the Borrower from liability.

         5.3 ADDITIONAL COLLATERAL/SETOFF. To further secure payment of the borrowing under the Credit Facilities and all of the Borrower's other liabilities to the Bank, the Borrower grants to the Bank a continuing security interest in: (i) all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity) and (ii) all balances of deposit accounts of the Borrower with the Bank. The Bank shall have the right at any time after default to apply its own debt or liability to the Borrower, or to any other party liable for payment of the borrowings under the Credit Facilities, in whole or partial payment of such borrowings or other present or future liabilities, without any requirement of mutual maturity.


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         5.4   CROSS-LIEN. Any of the Borrower's other property in which the
               Bank has a security interest to secure payment of any other debt, whether absolute, contingent, direct or indirect, including the Borrower's guaranties of the debts of others, shall also secure payment of and be part of the Collateral for Credit Facilities.

6. SUBORDINATION. The Credit Facilities shall be supported by the subordination of debt in the amount of $401,151.25 owing to the Indiana Business and Modernization Technology Corporation, in manner and by agreement satisfactory to the Bank.

7. AFFIRMATIVE COVENANTS. So long as any debt remains outstanding from the Borrower to the Bank, the Borrower will:

         7.1 INSURANCE. Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as shall be in accordance with sound business and industry practices.

         7.2 EXISTENCE. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged to insure payment.

         7.3 FINANCIAL RECORDS. Maintain proper books and records of account, in accordance with generally accepted accounting principles where applicable, and consistent with financial statements previously submitted to the Bank.

         7.4 COLLATERAL AUDITS. Permit the Bank or its agents to perform an annual audit of the Collateral. The Borrower shall compensate the Bank for such audits in accordance with the Bank's schedule of fees as may be amended from time to time. The Bank shall retain the right to inspect the Collateral and business records related to it at such times and at such intervals as the bank may reasonably require.

         7.5   MANAGEMENT. Maintain David B. Wortman as President of the
               Borrower.

         7.6 FINANCIAL REPORTS. Furnish to the Bank whatever information, books, and records the Bank may reasonably request, including at a minimum: If the Borrower has subsidiaries, all financial statements required will be provided on a consolidated and on a separate basis.

               A. Within 60 days after each QUARTERLY period, an internally prepared set of financial statements including a compliance certificate and a balance sheet as of the end of that period and a statement of profit, loss and surplus, from the beginning of that fiscal year to the end of that period.

               B. Within 120 days after, and as of the end of, each of its fiscal years, a detailed SET OF FINANCIAL STATEMENTS including a balance sheet and statement of profit, loss and surplus, AUDITED by an independent certified public accountant of recognized standing.


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               C.  Within 30 days after and as of the end of each calendar month, the following, each certified as correct by one of its authorized agents:

                   (1) a list of accounts receivable, aged from date of
                       invoice;

                   (2) a borrowing base certificate in the form of Exhibit A.

8.       NEGATIVE COVENANTS.

         8.1 DEFINITIONS. As used in this agreement, the following terms shall have the following respective meanings:

               A. "Affiliate" shall mean shareholders, partners, owners, and subsidiaries, and entities owned or controlled by such parties.
               B. "Cash Flow Coverage Ratio" shall mean, for any fiscal period of the Borrower's operations the ratio of (i) the Borrower's net income, plus depreciation and other non cash expenditures, plus interest expense, less any dividends and less any capital expenditures not funded by permissible long term debt in such fiscal period, to (ii) the sum of all interest payments and the principal payments on long term debt made or accrued in such period, including payments made under capitalized leases, during such period.
               C. "Subordinated Debt" shall mean debt subordinated to the Bank in manner and by agreement satisfactory to the Bank.

               D. "Tangible Net Worth" shall mean total assets less the sum of intangible assets, due from Affiliates, and total liabilities. Intangible assets include goodwill, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expenses, and all other intangibles.

         8.2 Unless otherwise noted, the financial requirements set forth in this Section 11 shall be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

         8.3 Without the written consent of the Bank, so long as any debt remains outstanding under the Credit Facilities, the Borrower will not:

              A. TANGIBLE NET WORTH. Permit its Tangible Net Worth plus Subordinated Debt to be less than $400,000.00 from and after June 1, 1995.

              B. TOTAL RATIO. Permit the ratio of its total liabilities less Subordinated Debt to its Tangible Net Worth plus Subordinated Debt to exceed 6.0 to 1.00 after June 30,
                   1995 and to 3.0 to 1.00 from and after December 31, 1995.

              C. CASH FLOW COVERAGE RATIO. Permit the Cash Flow Coverage Ratio to be less than 1.5 to 1.0 for any fiscal year of the Borrower.

              D. DEBT. Incur, or permit to remain outstanding, debt for borrowed money or installment obligations, except debt reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and which is not to be paid with proceeds of borrowings under the Credit Facilities, and debt to the Bank. For purposes of this covenant, capitalized leases and the sale of any accounts receivable shall be deemed the incurring of debt for borrowed money.


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              E.   GUARANTIES. Guarantee or otherwise become or remain
                   secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

              F. LIENS. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to he the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities; and liens for taxes being contested in good faith.

              G. ADVANCES AND INVESTMENTS. Purchase or acquire any securities of, or make any loans or advances to, or investments in, any person, firm or corporation, except obligations of the United States Government, open market commercial paper rated one of the top two ratings by a rating agency of recognized standing, or certificates of deposit in insured financial institutions.

9. REPRESENTATION. Borrower represents that it is a corporation duly organized, existing and in good standing under the laws of its state of incorporation, and that the execution and delivery of this agreement and the Notes, and the performance of the obligations they impose, are within its corporate powers, have been duly authorized by all necessary action of its board of directors and do not contravene the terms of its articles of incorporation or by-laws. Borrower represents that the execution and delivery of this agreement and the Notes, and the performance of the obligations they impose, do not violate any law, do not conflict with any agreement by which it is bound, do not require the consent or approval of any governmental authority or third party, and that this agreement and the Notes are valid and binding agreements, enforceable in accordance with their terms. Borrower also represents that the Notes evidence business loans exempt from the Federal Truth In Lending Act (15 USC 1601, et seq), the Federal Reserve Board's Regulation Z (12 CFR 226, et seq), and the Indiana Uniform Consumer Credit Code (IC 24-4.5-1-101, et seq). Borrower further represents that all balance sheets, profit and loss statements, and other financial statements, if any, furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates.

10.      ACCELERATION.

         10.1 EVENTS OF DEFAULT/ACCELERATION. If any of the following events occurs:
               A. The Borrower fails to pay within five business days of due date any amount payable under the Credit Facilities or under any agreement or instrument evidencing debt to any creditor;
               B. The Borrower (a) fails to observe or perform any other term of this agreement or the Notes; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money
                   (other than borrowings under the Credit Facilities) such that the creditor declares the debt due before its maturity;
               C. There is a default under the terms of any loan agreement, mortgage, security agreement or any other document executed as part of the Credit Facilities, or any guaranty of the borrowings under the Credit Facilities is revoked or becomes


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

                unenforceable in whole or in part, or any Guarantor fails to promptly perform under such a guaranty;

           D. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower;

           E. The Borrower becomes insolvent or unable to pay its debts as they become due;

           F. The Borrower (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation or similar laws of any jurisdiction;

           G. A custodian, receiver or trustee is appointed for the Borrower for a substantial part of its assets without its consent and is not removed within 60 days after such appointment;

           H. Proceedings are commenced against the Borrower under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 60 days after commencement; or the Borrower consents to the commencement of such proceedings;

           I. Any judgment is entered against the Borrower and not released in favor of Borrower within sixty (60) business days, or any attachment, levy or garnishment is issued against any property of the Borrower;

           J. The Borrower, without the Bank's written consent, (a) is dissolved, (b) merges or consolidates with any third party,
                (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases, or otherwise acquires a material part of the assets of any other corporation or business entity, except in the ordinary course of business, or (e) agrees to do any of the foregoing, (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower, so long as the Borrower is the survivor);

          K. There is a substantial change in the management or ownership, or the existing or prospective financial condition of the Borrower which the Bank in good faith determines to be materially adverse; or

          L.   The Bank in good faith shall deem itself insecure;

     then the Credit Facilities shall terminate and all borrowings under them shall become due immediately, without notice, at the Bank's option.

     10.2 REMEDIES. If the borrowings under the Credit Facilities are not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of the Credit Facilities, including, without limitation, reasonable attorneys' fees and court costs.
           These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

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

11.  MISCELLANEOUS.

     11.1 Notice from one party to another relating to this agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or facsimile number set forth under its name below by any of the following means:
           (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express, Purolator Courier or like overnight courier service or (e) facsimile, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this section shall be deemed delivered upon receipt if delivered by hand or wire transmission, 3 business days after mailing if mailed by first class, registered or certified mail, or one business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

     11.2 No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

     11.3 This agreement, the Notes, and any related loan documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and such validity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

     11.4 This agreement is delivered in the State of Indiana and governed by Indiana law. This agreement is binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns.

     11.5 Section headings are for convenience of reference only and shall not affect the interpretation of this agreement.

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12.  WAIVER OF JURY TRIAL BY BANK AND BORROWER. The Bank and the Borrower,
     after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this agreement or any related instrument or agreement or any of the transactions contemplated by this agreement or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither the Bank nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Borrower except by a written instrument executed by both of them.



Executed by the parties on the 9th day of June, 1995.


                                       TEKSYN, INC.



                                       By: /s/ David B. Wortman
                                          ------------------------------------

                                          David B. Wortman    President & CEO
                                          ------------------------------------
                                          Printed Name        Title

                                       Address:   9002 Purdue Road
                                                  Suite 200
                                                  Indianapolis, Indiana 46268



                                       NBD BANK, N.A.



                                       By: /s/ Michael K. Dooley
                                          ------------------------------------

                                          Michael K. Dooley    AVP
                                          ------------------------------------
                                          Printed Name         Title

                                       Address:   One Indiana Square
                                                  Indianapolis, Indiana 46266

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